U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2009

American Capital, Ltd.
(Exact name of registrant as specified in its charter)

DELAWARE	814-00149	52-1451377
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center, 14th Floor Bethesda, MD 20814
(Address of principal executive offices, zip code)

Registrant's telephone number, including area code: (301) 951-6122
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into Material Definitive Agreements.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

American Capital, Ltd., a Delaware corporation ("American Capital" or the "Company"), following the receipt of certain acceleration notices from the Required Holders (as defined below) of the privately placed unsecured notes (the "Notes") issued by the Company under each NPA (as defined below), has entered into forbearance agreements with the holders of at least 99% in principal amount of the Notes as described more fully below.

On August 28, 2009, American Capital received notices of acceleration and reservation of rights (the "Notices") from the Required Holders of the Notes issued by the Company under: (i) the Note Purchase Agreement dated as of September 1, 2004 relating to $82,000,000 of 5.92% Senior Notes, Series A, due September 1, 2009 and $85,000,000 of 6.46% Senior Notes, Series B, due September 1, 2011 (as amended, the "2004 NPA"); (ii) the Note Purchase Agreement dated as of August 1, 2005 relating to $126,000,000 of 6.14% Senior Notes, Series 2005-A, due August 1, 2010 (as amended, the "2005-A NPA"); (iii) the Note Purchase Agreement dated as of September 26, 2005 relating to $75,000,000 of Floating Rate Senior Notes, Series 2005-B, due October 30, 2020 (as amended, the "2005-B NPA"); and (iv) the Note Purchase Agreement dated as of February 9, 2006 relating to EUR 14,000,000 of 5.177% Senior Notes, Series 2006-A and GBP 3,000,000 of 6.565% Senior Notes, Series 2006-B due February 9, 2011 (as amended, the "2006 NPA," and collectively with the 2004 NPA, the 2005-A NPA and the 2005-B NPA, the "NPAs"), declaring the unpaid principal amount of the Notes currently outstanding plus all accrued and unpaid interest thereon and the respective make-whole amount for each series, determined in respect of such principal amounts, immediately due and payable. The holders constitute the holders of a majority in principal amount of the Notes issued under each NPA, which is the requisite percentage of holders necessary to declare all of the outstanding Notes issued thereunder immediately due and payable (the "Required Holders").

The Notices list events of default under the NPAs resulting from the Company's breach of the minimum consolidated tangible net worth covenant, the available debt asset coverage covenant, the asset coverage covenant and the ratio of consolidated debt to consolidated shareholders' equity covenant in the respective NPAs. The Notices further provide that the entire unpaid principal amount of the Notes currently outstanding plus all accrued and unpaid interest thereon and the respective make-whole amount for each series, determined in respect of such principal amounts have all become immediately due and payable. From and after March 30, 2009, interest is accruing on any unpaid portion of the principal, any overdue payment of interest and any unpaid portion of the make-whole amount at the default rate, which is 2.00% over the applicable interest rate on the Notes. Pursuant to the terms of the NPAs, the holders of the Notes were not entitled to a make-whole amount or interest at the default rate prior to acceleration. The failure of the Company to immediately pay all of the amounts due under the NPAs has also resulted in an additional event of default under (i) each of the NPAs and (ii) the Credit Agreement dated as of May 16, 2007 (as amended, restated, modified or supplemented from time to time, the "Credit Agreement"), among the Company, the several banks and other financial institutions from time to time parties to the Credit Agreement and the administrative agent thereunder.

As noted above, American Capital entered into a forbearance agreement with virtually all of the noteholders under each NPA on September 3, 2009 (each, a "Forbearance Agreement"), under which the noteholders agreed to forbear from exercising certain rights and remedies with respect to events of default that have occurred under the NPA. The forbearance period under each Forbearance Agreement is effective until the Required Holders under the applicable Notes elect to terminate the forbearance period upon written notice to the Company. In addition, the forbearance period will generally immediately and automatically terminate (i) in the event of a voluntary or involuntary insolvency proceeding involving the Company or any of its consolidated subsidiaries, (ii) if an acceleration occurs under the Credit Agreement, or the indenture governing certain public bonds issued by the Company, (iii) if there are material amendments or modifications to the Credit Agreement or such indenture or collateral is provided to the holders of debt issued under such instruments or (iv) if a judgment involving an aggregate liability of $15 million or more relating to debt that is due and remains unpaid, is entered against the Company or any of its consolidated subsidiaries in favor of the creditor. Following the termination of the forbearance period under a particular Forbearance Agreement, the noteholders may proceed to enforce any or all of their rights and remedies under the applicable NPA with respect to the then existing events of default.

As of August 31, 2009, the aggregate amount due under the Notes as a result of the acceleration was (i) $185,692,838 under the 2004 NPA, which includes a make-whole amount of $11,680,009; (ii) $136,281,536 under the 2005-A NPA, which includes a make-whole amount of $8,263,024; (iii) $75,566,260 under the 2005-B NPA; and (iv) EUR 15,394,825 and GBP 3,311,818 under the 2006 NPA, which includes a make-whole amount of EUR 842,253 and GBP 263,524, respectively. There is no make-whole amount required under the 2005-B NPA. In consideration of the noteholders' agreement to forbear during the Forbearance Period, the Company paid them all of the accrued and unpaid interest due as of September 1, 2009 in respect of the outstanding principal amount of the Notes, overdue interest and the make-whole amounts at the default rate as follows: (i) $6,944,150 under the 2004 NPA; (ii) $2,018,512 under the 2005-A NPA; (iii) $566,260 under the 2005-B  NPA; and (iv) EUR 552,572 and GBP 48,294 under the 2006 NPA.

As previously disclosed, the Company has retained Miller Buckfire & Co. LLC as a financial advisor to assist it in restructuring its borrowing arrangements and intends to use the forbearance period to continue to work with its lenders.

The foregoing summary of the provisions of the Forbearance Agreements does not purport to be complete and is qualified in its entirety by reference to the Forbearance Agreements which will be filed as exhibits to the Company's Quarterly Report on Form 10-Q for the period ending September 30, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL, LTD.

Dated: September 3, 2009	By:	/s/ SAMUEL A. FLAX
Samuel A. Flax Executive Vice President, General Counsel, Chief Compliance Officer and Secretary